UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2015

CORINTHIAN COLLEGES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-25283	33-0717312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

(714) 427-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

On February 2, 2015, in connection with the completion of the asset sale described below, Corinthian Colleges, Inc. (the “Company”) entered into a Transition Services Agreement (the “Transition Services Agreement”) with Zenith Education Group, Inc., a nonprofit Delaware corporation (“Purchaser”). Pursuant to the Transition Services Agreement, Purchaser has agreed to provide certain support services (the “Transition Services”) to the Company (and any future purchasers of the Company’s post-secondary educational institutions) in order to allow the Company (and any future purchasers of the Company’s post-secondary educational institutions) to continue to operate the Company’s post-secondary educational institutions that have not been purchased by Purchaser. Purchaser will provide the Transition Services for twelve months with the option of month-to-month renewals thereafter (for up to six additional months total) with both parties’ consent.

The Transition Services include: (1) cohort default prevention services, (2) student account services, (3) financial aid services, (4) information management systems services, (5) information management systems migration, (6) certain finance services, (7) certain human resources services, (8) certain administrative services, (9) accreditation and licensing services, and (10) certain other services, including records functions. The Transition Services Agreement also provides for certain assistance by Purchaser in obtaining marketing and lead generation services for the Company’s post-secondary educational institutions that have not been purchased by Purchaser on the terms set forth in the Transition Services Agreement, and the sharing of certain other expenses, including contract expenses and expenses relating to certain locations.

As consideration for the Transition Services, Purchaser will invoice the Company at Purchaser’s actual cost plus (i) a markup of 5% for the first six months and 10% for the next six months, plus an additional 1% for each one month renewal of the term of the Transition Services Agreement, (ii) any bona fide increases in the cost of services from vendors, servicers, or partners, and (iii) reasonable out-of-pocket expenses associated with delivery of the Transition Services. The Company must also fund and maintain certain advance accounts in order to support its payment obligations under the Transition Services Agreement. Initially, the Company expects to incur approximately $3 million per month for services provided by Purchaser under the Transition Services Agreement.

The Company may elect to opt out of receiving all or a portion of the Transition Services by providing at least 30 days if possible (but in all cases not fewer than 15 business days) written notice to Purchaser, if and to the extent such portion of the Transition Services may be terminated or segregated from the remaining Transition Services without undue expense or burden to Purchaser.

The Transition Services Agreement does not grant the Company any exclusive right to the Transition Services, and Purchaser may subcontract any of its obligations under the Transition Services Agreement to third-party service providers. The Company and Purchaser each agree to indemnify the other against certain claims or damages relating to the provision of the Transition Services.

The foregoing description of the Transition Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Services Agreement.

Item 2.01.      Completion of Acquisition or Disposition of Assets.

On February 2, 2015, the Company and various of the Company’s direct and indirect subsidiaries (together with the Company, the “Sellers”) completed the previously-announced asset sale to Purchaser, whose sole member is ECMC Group, Inc., a nonprofit Delaware corporation (“ECMC”), pursuant to the Asset Purchase Agreement, dated November 19, 2014 (as amended, the “Purchase Agreement”), by and between Purchaser, the Sellers, and ECMC, as a guarantor of Purchaser’s obligations under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, Purchaser purchased certain assets (the “Purchased Assets”) used in the Everest Plus Business (as such term is defined in the Purchase Agreement) and assumed certain liabilities (the “Assumed Liabilities”) for total cash consideration of $24 million, subject to certain closing adjustments, including for working capital and deferred revenue.

Of the total purchase price, (1) $8.0 million was placed in escrow in order to secure potential indemnification obligations of the Sellers to Purchaser, (2) $0.5 million was placed in escrow in order to secure potential working capital adjustment obligations of the Sellers to Purchaser, (3) $7.5 million was paid to the owner of certain private student loans, and (4) $4.5 million was paid to the U.S. Department of Education (“ED”). In addition, the purchase price was adjusted for an estimated working capital adjustment of $7.3 million and reduced by an estimated deferred revenue adjustment of $10.8 million, both of which are subject to revision once the closing balance sheet is finalized. After giving effect to the payments and adjustments described in this paragraph, the net payment by Purchaser to the Company at the closing was $0.

The Purchased Assets include, subject to certain limitations, all of the Sellers’ right, title and interest in and to all of the assets, properties, and rights of the Sellers that are used in the operation of 53 of the Sellers’ Everest and WyoTech campuses as well as Everest online programs. Additionally, Purchaser has agreed to continue and conclude the teach-out process at the 12 schools that are in the process of being taught out and closed pursuant to the Operating Agreement (“Operating Agreement”) with ED that became effective on July 8, 2014. Three of the Sellers’ campuses, located in Rochester, New York and Phoenix and Mesa, Arizona, are anticipated to be acquired by Purchaser at a second closing subject to receipt by the parties of the applicable pre-closing educational consents for those schools. Excluded from the Purchased Assets, among other things, are the Everest and WyoTech schools operated by the Sellers in the state of California and the Everest schools operated by the Sellers in Canada, as well as the Company’s Heald College campuses.

The Assumed Liabilities include, subject to certain limitations, the current liabilities of the Sellers to the extent included in the working capital adjustment referenced above, as well as obligations to be performed after the closing under leases and other contracts assumed by Purchaser. Excluded from the Assumed Liabilities, among other things, are the Sellers’ liabilities relating to private student loans, existing litigation, and indebtedness.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Purchase Agreement, including the related side letters and amendments, which are filed as Exhibits 2.1 through 2.5 hereto and incorporated herein by reference.

The Purchase Agreement, which has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about the Company, Purchaser, ECMC or the Sellers, contains representations and warranties of each of the Company, Purchaser and the Sellers. The assertions embodied in those representations and warranties were made for purposes of the Purchase Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Purchase Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, the representations and warranties may not reflect the actual state of facts or circumstances since they were only made as of a specific date, are modified in important part by the underlying disclosure schedules, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Purchase Agreement, which subsequent information may not be fully reflected in the Company’s public disclosures.

Item 2.06.     Material Impairments.

As a result of the completion of the asset sale described in Item 2.01 above (which disclosure is incorporated by reference into this Item 2.06), the Company expects to record a non-cash impairment charge of approximately $90 million to $95 million, resulting primarily from the write-off of certain fixed and intangible assets related to the operations sold, partially offset by the assumption of certain liabilities by the Purchaser.

Item 9.01.      Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

As previously disclosed by the Company, the efforts required to comply with the terms of the Operating Agreement have put significant constraints on the Company’s resources, preventing it from obtaining and compiling the information required to complete and file its Annual Report on Form 10-K for the fiscal year ended June 30, 2014, or its Quarterly Report on Form 10-Q for the three months ended September 30, 2014. In addition, uncertainty regarding the Company’s future has caused significant turnover of employees, including those in the accounting, finance and internal audit functions. Because of the loss of these personnel, the Company is currently unable to prepare pro forma financial information reflecting the transactions described in Item 2.01 of this Current Report without unreasonable effort and expense, and therefore such information is not reasonably available to the Company within the meaning of Rule 12b-21 under the Securities Exchange Act of 1934, as amended.

(d)	Exhibits

Exhibit No.	Description
2.1

Asset Purchase Agreement, dated as of November 19, 2014, by and between Zenith Education Group, Inc., Corinthian Colleges, Inc., Corinthian Schools, Inc., Everest College Phoenix, Inc., Rhodes Colleges, Inc., Titan Schools, Inc., MJB Acquisition Corporation, Florida Metropolitan University, Inc., Eton Education, Inc., Ashmead Education, Inc., Grand Rapids Educational Center, Inc., Rhodes Business Group, Inc., Pegasus Education, Inc., Socle Education, Inc., and ECMC Group, Inc., as guarantor.*

2.2

Letter Agreement, dated as of December 17, 2014, by and between Zenith Education Group, Inc. and Corinthian Colleges, Inc. in its capacity as the “Seller Representative” of the other seller parties named in the Asset Purchase Agreement.

2.3

Letter Agreement, dated as of January 5, 2015, by and between Zenith Education Group, Inc. and Corinthian Colleges, Inc. in its capacity as the “Seller Representative” of the other seller parties named in the Asset Purchase Agreement.

2.4	Third Amendment to Asset Purchase Agreement, dated as of February 2, 2015, by and between Zenith Education Group, Inc. and Corinthian Colleges, Inc.

2.5	Fourth Amendment to Asset Purchase Agreement, dated as of February 2, 2015, by and between Zenith Education Group, Inc. and Corinthian Colleges, Inc.

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to supplementally furnish copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORINTHIAN COLLEGES, INC.

Date: February 3, 2015	By:	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President and
General Counsel